Exhibit 2.8

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ENCORE TRUST COMPANY, N.A.

AND ENCORE BANK, N.A.

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2007 (the “Plan”), is by and between Encore Trust Company, N.A., a national banking association limited to trust powers (“Encore Trust”), and Encore Bank, N.A., a national banking association (the “Bank”). The Bank and Encore Trust are hereinafter referred to collectively as the “Merging Banks.”

1. Declarations. The Bank is a national banking association duly organized and existing under the laws of the United States having authorized 250,000 shares of common stock, $100.00 par value (the “Bank Common Stock”), all of which are issued and outstanding and 100,000,000 shares of preferred stock, $1.00 par value each (the “Bank Preferred Stock”), none of which are issued and outstanding. There are no existing options, warrants, calls or commitments of any kind obligating the Bank to issue any Bank Common Stock or Bank Preferred Stock. Encore Trust is a national banking association limited to trust powers duly organized and existing under the laws of the United States having authorized 500,000 shares of common stock, $2.00 par value (“Encore Trust Stock”), 138,500 of which shares are issued and outstanding. Encore Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Bancshares”), owns all of the issued and outstanding shares of Bank Common Stock. The Bank owns all of the issued and outstanding shares of Encore Trust Stock.

This Plan contemplates, among other things, the merger of the Bank into Encore Trust (the “Merger”) and the cancellation of the Bank Common Stock and the Bank Preferred Stock. The purpose of this Plan is to set forth certain of the terms and conditions upon which such transactions shall take place.

2. The Merger. On the Effective Date (as hereinafter defined), Encore Trust shall be merged with the Bank under the charter of Encore Trust, which shall survive the Merger (“Resulting Bank”) and continue to be governed by the laws of the United States. The Merger shall be effected pursuant to the provisions of and shall have the effect provided by the National Bank Act, as amended (the “Act”).

3. Articles of Association, Bylaws and Facilities. On and subsequent to the Effective Date, the Articles of Association and Bylaws of Encore Trust shall continue to be the Articles of Association and Bylaws of the Resulting Bank, until amended in accordance with the Act. The established offices and facilities of the Bank and Encore Trust immediately prior to the Merger shall continue to be the established offices and facilities of the Resulting Bank, with the home office of Encore Trust to be designated as the home office of the Resulting Bank.

4. Effect of the Merger. On the Effective Date, the corporate existence of the Bank shall cease and the Bank and Encore Trust shall, as provided in the Act, be continued in the Resulting Bank, and the Resulting Bank shall be deemed a continuation in entity and identity of each of the Merging Banks. The Resulting Bank shall be subject to all the liabilities, obligations and duties of each Merging Bank, and shall without the necessity of any conveyance, assignment or transfer become the owner of all of the assets of every kind and character formerly belonging to the Merging Banks. If either Merging Bank shall at the Effective Date be acting as trustee, guardian, executor, administrator or in any other fiduciary capacity, the Resulting Bank shall, without the necessity of any judicial action or action by the creator of such trust, continue such office, trust or fiduciary relationship and shall perform all of the duties and obligations and exercise all the powers and authority connected with or incidental to such fiduciary relationship in the same manner as though the Resulting Bank had been originally named or designated as such fiduciary. The naming or designating by a testator, or the creator of a living trust, of either of the Merging Banks to act as trustee, guardian, executor or in any other fiduciary capacity shall be considered the naming or designating of the Resulting Bank to act in such capacities.

5. Liabilities. On the Effective Date, the Resulting Bank shall be liable for all liabilities of the Bank and Encore Trust, and all deposits, debts, liabilities, obligations and contracts of the Bank and Encore Trust, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, whether or not reflected or reserved against on balance sheets, books of account or records of the Bank or Encore Trust, as the case may be, shall be those of the Resulting Bank and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either Encore Trust or the Bank shall be preserved unimpaired subsequent to the Merger.

6. Conversion and Cancellation of Shares. Upon and by reason of the Merger becoming effective, (i) each share of Encore Trust Stock, Bank Common Stock and Bank Preferred Stock will be cancelled and no consideration shall be paid in connection therewith and (ii) 250,000 shares of the capital stock of the Resulting Bank shall be issued to Bancshares.

7. Insurance. At the Effective Date, the Resulting Bank will continue all insurance policies maintained by the Bank and Encore Trust that are in effect immediately prior to the effective date of the Merger, including all group and employee benefit insurance policies.

8. Directors and Officers. Subject to qualification of directors as required by applicable statutes, the Board of Directors and the officers of the Resulting Bank at the Effective Date shall consist of all the persons who are directors or officers of the Bank immediately prior to the Effective Date.

9. Ratification by Shareholders; Regulatory Approvals. This Plan shall be submitted to the respective shareholders of the Bank and Encore Trust for ratification and confirmation in accordance with applicable provisions of law and the respective Articles of Association and Bylaws of the Bank and Encore Trust. The Bank and Encore Trust shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings and certificates with the Board of Governors of the Federal Reserve System, Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Texas Department of Banking (“TDB”) and the Florida Department of Financial Services for approval as required by law.

10. Closing. On a mutually acceptable date (herein called the “Closing Date”) as soon as practicable within the 60 day period commencing with the latest of the following dates:

(a) such date as may be prescribed by any federal or state agency or authority pursuant to any applicable federal or state law, rule, regulation or order, prior to which consummation of the Merger may not be effected; or

(b) the date on which the transactions contemplated by this Plan have been approved by the respective stockholders of the Bank and Encore Trust in accordance with applicable law; or

(c) if the transactions contemplated by this Plan are being contested in any legal proceeding and Encore Trust or the Bank has elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of Encore Trust and the Bank, to the consummation of the transactions contemplated herein, or such prior date as Encore Trust and the Bank shall elect whether or not such proceeding has been brought to a conclusion, a meeting (“Closing”) will take place at which the parties to this Plan will determine whether any condition exists which would permit the parties to this Plan to terminate this Plan. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Plan, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Plan. The Closing shall take place at the principal office of Encore Trust in Houston, Texas on the Closing Date, or at such other place to which the parties may agree.

11. Termination.

11.1 This Plan may be terminated by action of the Board of Directors of either Encore Trust or the Bank at any time prior to the Effective Date if:

(a) there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Plan and which, in the judgment of such Board or Boards of Directors, makes it inadvisable to proceed with the Merger;

(b) any of the transactions contemplated by this Plan are disapproved by any regulatory authority whose approval is required to consummate any of such transactions, or if, in the judgment of such Board or Boards of Directors, there is a substantial likelihood that any such approval will not be obtained or will be obtained only upon a condition or conditions which would be unduly burdensome and that therefore it is inadvisable to proceed with the Merger;

(c) the Merger shall not have become effective prior to December 31, 2007, or such later date as shall have been approved by the Board of Directors of each of Encore Trust and the Bank; or

(d) any condition precedent contained in the Plan has not been fulfilled or waived on or before the Closing Date set forth in the Plan.

11.2 This Plan may be terminated at any time prior to the Effective Date with the mutual consent of Encore Trust and the Bank upon the approval of such action by their respective Boards of Directors.

Upon termination by written notice as provided in this Section 11, this Plan shall be void and of no further force or effect.

12. Conditions to Closing.

12.1 Conditions To Obligations of the Bank. The obligations of the Bank under this Plan are subject to the satisfaction at or prior to the Closing Date of the following conditions, which may be waived by the Bank in its sole discretion:

(a) Deposit Insurance. Prior to the Closing, Encore Trust shall have obtained federal deposit insurance from the FDIC.

(b) Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Encore Trust, nor shall any event have occurred which with or without the lapse of time may cause or create any material adverse change in Encore Trust’s financial condition, business or operations.

12.2 Conditions to Obligations of Encore Trust. The obligations of Encore Trust under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following condition, which may be waived by Encore Trust in its sole discretion:

(a) Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of the Bank nor shall any event have occurred which with or without the lapse of time may cause or create any material adverse change in the Bank’s financial condition, business or operations.

12.3 Condition to Respective Obligations of the Bank and Encore Trust. The respective obligations of the Bank and Encore Trust under this Plan are subject to the satisfaction of the following conditions which may be waived by the Bank or Encore Trust in their respective sole discretion:

(a) Government Approvals. The Bank and Encore Trust shall have received the approval of the transactions contemplated by this Plan from all necessary governmental agencies and authorities, including the Board of Governors of the Federal Reserve System, the OCC, and the FDIC and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Encore Trust or the Bank may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

(b) Stockholder Approvals. The respective holders of not less than two-thirds (2/3) of each of the outstanding shares of the Bank Common Stock and the outstanding shares of Encore Trust Stock shall have voted for the authorization and approval of, and given their written consent to, this Plan and the transactions contemplated by this Plan. If requested by the Bank and Encore Trust each shall have delivered to the other a certificate signed by the respective Secretary and/or Cashier of each bank as to the details of such votes and approvals.

(c) Federal Income Tax Consequences. The federal income tax consequences of any of the transactions contemplated by this Plan shall be satisfactory to the Bank and Encore Trust in their respective sole discretion.

13. Notices. Any notice given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, to the parties at the following addresses:

To Bank:

Encore Bank, N.A.

10600 Tamiami Trail North, Suite 604

Naples, Florida 34108

Attention:         Mr. James S. D’Agostino, Jr.

To Encore Trust:

Encore Trust Company, N.A.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Attention:         Mr. James S. D’Agostino, Jr.

14. Counterparts. This Plan may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

15. Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Texas and, to the extent applicable, federal law.

16. Effective Date. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Plan including, among other conditions, receipt of the approval of the OCC and other necessary regulatory authorities, the Merger shall become effective, and the Effective Date of the Merger shall occur at the date and time specified in the certificate approving the Merger to be issued by the OCC.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank and Encore Trust have caused this Plan to be executed in counterparts by their duly authorized officers as of the date first above written, signifying that a majority of the respective Boards of Directors of the Bank and Encore Trust have duly approved this Plan.

ENCORE BANK, N.A.

By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr.
President and Chief Executive Officer

ENCORE TRUST COMPANY, N.A.

By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr.
President and Chief Executive Officer